[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

ASTERISKS DENOTE SUCH OMISSIONS.

Exhibit 2.9

Execution Copy

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is entered into as of October 18, 2012, among Prost-Data, Inc., a corporation organized under the laws of Oklahoma and d/b/a Our Lab, Our Labs, Endo Labs and Gold Lab (the “Company”), Jonathan Oppenheimer, M.D., the sole shareholder of the Company (the “Shareholder”), OPKO Health, Inc., a Delaware corporation (“Buyer”), OPKO Laboratories Inc., an Oklahoma corporation and wholly-owned subsidiary of Buyer (“Merger Sub I”), and OPKO Labs, LLC, a Florida limited liability company and wholly-owned subsidiary of Buyer (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”).

RECITALS

A. The Company is a full-service reference laboratory that provides anatomic, clinical and molecular pathology services and Shareholder owns one hundred percent of the Securities of the Company.

B. The parties desire to effect an acquisition of the Company by Buyer through a merger of the Merger Sub I with and into the Company with the Company as the surviving corporation (the “First Step Merger”) on the terms and conditions specified herein.

C. Immediately after the First Step Merger, Buyer shall cause the Company to merge with and into Merger Sub II with Merger Sub II as the surviving entity (the “Second Step Merger” and, taken together with the First Step Merger, the “Integrated Merger” or the “Merger”), as more fully provided in this Agreement. It is the intention of the parties that the Integrated Merger will qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Buyer and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the income tax regulations promulgated under the Code, which plan of reorganization the parties adopt by executing this Agreement.

NOW, THEREFORE, in consideration of the recitals and the respective mutual covenants, representations, warranties and agreements contained in this Agreement, the parties agree as set forth below.

ARTICLE 1

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

“Affiliate” of a specified Person means a Person who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person. As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or such other relationship as, in fact, constitutes actual control.

“Agreement” means this Agreement together with all exhibits and schedules referred to herein.

“Cash Holdback” means the *** of $4,000,000 or *** of the *** in the *** as of the Closing Date.

“Closing Date” means the date upon which the Closing actually occurs.

“Closing Financial Statements” means (A) the audited balance sheet of the Company as of December 31, 2011, and the audited statement of operations, statement of change in shareholder’s equity, and statement of cash flow for the fiscal year ended on December 31, 2011, including any related notes, certified by the Company’s independent certified public accountants (which shall be a Big 4 firm) in an unqualified opinion pursuant to its audit of the financial records of the Company, and (B) the unaudited balance sheet of the Company as of September 30, 2012, and the unaudited statements of operations, statements of cash flow, and statements of changes in stockholder’s equity of the Company for the period ending on such date, including any related notes, delivered in accordance with U.S. GAAP.

“CMS Dispute” means the dispute or proceeding arising from the allegations set forth in the overpayment determination letter that preceded the overpayment demand letter from Cahaba Government Benefit Administrators, LLC Medicare Part B (“CGBA”), dated July 31, 2012 and related correspondence. The CMS Dispute with respect to claims submitted with dates of service on or prior to on the Closing Date is referred to as the “Pre-Closing CMS Dispute” and with respect to claims submitted with dates of service after the Closing Date is referred to as the “Post-Closing CMS Dispute”.

“Company Intellectual Property” means the Intellectual Property owned by the Company.

“Company IP Agreements” means (a) licenses of Intellectual Property by the Company to any third party, (b) licenses of Intellectual Property by any third party to the Company, (c) agreements between the Company and any third party relating to the development or use of Intellectual Property, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property.

“Contracts” means all contracts, agreements, covenants, commitments and other instruments of any kind, whether oral or written, to which the Company is a party or to which the assets or properties of the Company are bound.

“Effective Time” is defined in Section 9.1(a).

“Environmental Laws” means any domestic or foreign statute, law, ordinance, regulation, rule, code or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agreement” refers to the agreement attached hereto as Schedule A.

“Escrow Agent” shall mean American Stock Transfer and Trust Company.

“FDA” means the U.S. Food and Drug Administration or any successor entity.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended.

“Guaranty” means, as to any Person, any contract, agreement or understanding of such Person pursuant to which such Person guarantees the indebtedness, liabilities or obligations of others, directly or indirectly, in any manner, including agreements to purchase such indebtedness, liabilities or obligations, or to supply funds to or in any manner invest in others, or to otherwise assure the holder of such indebtedness, liabilities or obligations against loss.

“Hazardous Materials” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated byphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“Intellectual Property” means any or all of the following owned, used or controlled by the Company: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including databases, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all computer programs and software (including data and source and object codes and related documentation); (f) all other property rights and all licenses and sublicenses granted by or to the Company that relate to any of the foregoing; and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means, (i) with respect to any representation or warranty or other statement in this Agreement qualified by the knowledge of the Company, the actual knowledge of the Shareholder and each of Tanya Feinberg, James Owen and Laura Belyak; and (ii) with respect to any representation or warranty or other statement in this Agreement qualified by the knowledge of any other party, the actual knowledge of the officer of the party responsible for such information, in each case, following a due and diligent investigation as to the matters that are subject to such representation, warranty or other statement.

“Law” means any law, statute, ordinance, rule, regulation, order, writ, judgment or decree.

“Liabilities” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), any and all actions, suits, proceedings, demands, liabilities, damages, claims, deficiencies, fines, penalties, interest, assessments, judgments, losses, Taxes, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel and experts. For purposes of Section 6.4 of this Agreement “Liabilities” shall not include amounts that are accrued and specifically provided for in the Company Financial Statements or in the Closing Trial Balance.

“Licensed Intellectual Property” means Intellectual Property licensed to the Company pursuant to the Company IP Agreements.

“Liens” means any liens, claims, charges, rights, pledges, security interests, mortgages, options, title defects or other encumbrances, restrictions or limitations of any nature whatsoever. Liens shall not include (i) liens for Taxes, the payment of which is not delinquent or which are being contested by appropriate proceeding with adequate reserves set aside for such taxes on the books of the Company, (ii) materialmen’s, warehousemen’s, mechanic’s or other liens arising by operation of law in the ordinary course of business for sums not due and which do not detract from the value of such assets or properties or impair the operation of the business of the Company, and (iii) statutory liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits.

“Material Adverse Effect” means, with respect to any Person, any change in or effect on the business of that Person that is, or could reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise), prospects or results of operations of such Person and its subsidiaries taken as a whole.

“NYSE” means the New York Stock Exchange.

“OPKO Common Stock” means the common stock of OPKO Health, Inc., par value $.01 per share.

“Organizational Documents” means any and all documents pursuant to which an entity is organized and/or operates under the applicable laws of its jurisdiction.

“Person” means any natural person, corporation, limited liability corporation, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means all of the issued and outstanding equity interests in the Company as of the Effective Time.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of a specified Person means a Person in which such Person owns, directly or indirectly, an equity interest of 50% or more, or any Person which may be controlled by, the specified Person, whether through the ownership of Voting Securities, by contract or otherwise.

“Tax” means any national, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, all gross receipts, sales, use, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, assets, minimum income, environmental, customs, duties, real property, personal property, capital stock, social security obligations or contributions, unemployment, disability, payroll, license, employee or other withholding, or other tax or governmental charge, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Employment Agreement, and all other documents to be executed and delivered by either party pursuant to or in connection with this Agreement and consummation of the transactions contemplated hereby.

“U.S. GAAP” means accounting principles generally accepted in the United States.

ARTICLE 2

THE MERGER; CONSIDERATION

2.1 The Integrated Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Oklahoma General Corporation Act, as amended (the “Oklahoma Law”), the Merger Sub I will be merged with and into the Company, the separate corporate existence of Merger Sub I shall cease, and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Buyer. The surviving corporation after the First Step Merger is hereinafter referred to as the “Interim Surviving Corporation.” Immediately after the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Florida Limited Liability Company Act (the “LLC Act”) and Oklahoma Law, the Interim Surviving Corporation shall be merged with and into Merger Sub II, the separate corporate existence of the Interim Surviving Corporation shall cease, and Merger Sub II shall continue as the surviving entity and as a direct wholly-owned subsidiary of Buyer. The surviving entity after the Second Step Merger is hereinafter referred to as the “Final Surviving Entity.”

2.2 Effect of the First Step Merger and the Second Step Merger. At the Effective Time, the effect of the First Step Merger shall be as provided in the applicable provisions of Oklahoma Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Interim Surviving Corporation. At the effective time of the Second Step Merger, the effect of the Second Step Merger shall be as provided in the applicable provisions of Oklahoma Law and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Step Merger, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in Merger Sub II as the surviving entity in the Second Step Merger, and all debts, liabilities and duties of the Interim Surviving Corporation shall become the debts, liabilities and duties of Merger Sub II as the surviving entity in the Second Step Merger.

2.3 Conversion of Securities of Company; Merger Consideration.

(a) At the Effective Time, by virtue of the First Step Merger and without any action on the part of Buyer, Merger Sub I, the Company or their respective shareholders, all of the Securities of the Company issued and outstanding immediately prior to the Effective Time shall be canceled and converted automatically into the right to receive an aggregate of Forty Million Dollars ($40,000,000) payable as follows:

(i) Nine Million Three Hundred and Seventy Five Thousand Dollars ($9,375,000) shall be payable in cash at Closing by wire transfer of immediately available funds to an account designated by Shareholder, less the Cash Holdback, subject to the provisions of Section 6.4(i) hereof (the “Cash Consideration”); and

(ii) Thirty Million Six Hundred and Twenty Five Thousand Dollars ($30,625,000) shall be payable by delivering that number of shares of OPKO Common Stock calculated by dividing 30,625,000 by $4.33, which represents the average closing price (“Average Closing Sales Price”) of a share of OPKO Common Stock for the fifteen trading days preceding the date on which this Agreement is executed (the “Stock Consideration,” and together with the Cash Consideration, the “Merger Consideration”). At the Closing, Buyer shall (a) deposit shares representing Seven Million Five Hundred Thousand Dollars ($7,500,000) of the Stock Consideration with the Escrow Agent to be held, until the eighteen-month anniversary of the Closing Date, in escrow pursuant to the Escrow Agreement to secure the Company’s and Shareholder’s indemnification obligations pursuant to this Agreement (the “Escrow Shares”); and (b) deliver Twenty Three Million One Hundred and Twenty Five Thousand Dollars ($23,125,000) of the Stock Consideration to the Shareholder (the “Closing Shares”).

2.4 Certificate of Formation; Bylaws.

(a) At and as of the Effective Time, the Certificate of Incorporation of Merger Sub I as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Interim Surviving Corporation. At and as of the Effective Time, the bylaws of the Merger Sub I as in effect immediately prior to the Effective Time shall be the bylaws of the Interim Surviving Corporation until amended or repealed in accordance with the provisions thereof and applicable law.

(b) At and as of the effective time of the Second Step Merger, the Certificate of Formation of Merger Sub II as in effect immediately prior to the effective time of the Second Step Merger shall be the Certificate of Formation of the Final Surviving Entity; provided, however, that at the effective time of the Second Step Merger, the appropriate section of such Certificate of Formation shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is OPKO OURLab, LLC”. At and as of the Effective Time, the limited liability company agreement of Merger Sub II as in effect immediately prior to the effective time of the

Second Step Merger shall be the limited liability company agreement of the Final Surviving Entity until amended or repealed in accordance with the provisions thereof and applicable law; provided, however, that at the effective time of the Second Step Merger, the appropriate section of such limited liability company agreement shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is OPKO OURLab, LLC”.

2.5 Directors/Managers and Officers.

(a) At and as of the Effective Time, the directors of Merger Sub I immediately prior to the Effective Time shall be the directors of the Interim Surviving Corporation and shall serve in such capacities until their respective successors are duly elected and qualified. The Final Surviving Entity shall initially be managed by Buyer, as its sole member.

(b) At and as of the Effective Time, the officers of Merger Sub I immediately prior to the Effective Time shall be the officers of the Interim Surviving Corporation immediately after the Effective Time and the officers of the Final Surviving Entity immediately after the effective time of the Second Step Merger, and shall serve in such capacities until their respective successors are duly elected and qualified.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBS

In order to induce the Company and the Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Merger Subs make the representations and warranties set forth below to the Company and the Shareholder.

3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Merger Sub I is a corporation duly organized, validly existing and in good standing under the laws of Oklahoma. Merger Sub I is newly formed and was formed solely to effectuate the First Step Merger. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of Florida. Merger Sub II is newly formed and was formed solely to effectuate the Second Step Merger. Buyer and Merger Subs are duly qualified or licensed to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by their or the nature of their businesses makes such qualification or licensing necessary. Buyer and Merger Subs have all requisite right, power and authority to (a) own or lease and operate their properties, (b) conduct their businesses as presently conducted and (c) engage in and consummate the transactions contemplated hereby. Merger Subs are each a directly held 100-percent owned subsidiary of Buyer.

3.2 Authorization; Enforceability. Each of Buyer and Merger Subs has all requisite right, power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by Buyer and Merger Subs and the consummation by Buyer and Merger Subs of the transactions contemplated thereby have been duly authorized by all requisite corporate or other action. The Transaction Documents have been duly executed and delivered by Buyer and Merger Subs, and constitute the legal, valid and binding obligation of Buyer and Merger Subs, enforceable in accordance with their respective terms.

3.3 No Violation or Conflict. The execution and delivery of the Transaction Documents by Buyer and Merger Subs, the consummation by Buyer and Merger Subs of the transactions contemplated thereby, and compliance by the Buyer and Merger Subs with the provisions hereof: (a) do not and will not violate or, if applicable, conflict with any provision of Law, or any provision of Buyer’s or Merger Subs’ Organizational Documents; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent under, any instrument or agreement to which Buyer or any Merger Sub is a party or by which Buyer or Merger Subs or their properties may be bound or affected.

3.4 Capitalization. The authorized capital stock of Buyer consists of 500,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. As of September 30, 2012, 295,655,566 shares of OPKO Common Stock were issued and outstanding. As of the date of this Agreement, 1,129,032 shares of Buyer’s 8% Series D Cumulative Convertible Preferred Stock are issued and outstanding. All issued and outstanding shares of OPKO Common Stock are validly issued, fully paid, non-assessable and free of any preemptive rights.

3.5 Financial Statements. The consolidated financial statements contained in the Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 have been prepared from, and are in accordance with, the books and records of Buyer and fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Buyer and its consolidated subsidiaries as of and for the periods presented therein, all in accordance with U.S. GAAP applied on a consistent basis, except as otherwise indicated therein.

3.6 Legal Proceedings. There is no action, claim, dispute, suit, investigation or proceeding pending or, to Buyer’s Knowledge, threatened against Buyer or any of its properties or rights, nor any judgment, order, injunction or decree before any court, arbitrator or administrative or governmental body which might adversely affect or restrict the ability of Buyer to consummate the transactions contemplated by the Transaction Documents, or to perform its obligations thereunder.

3.7 Validity of Stock Consideration; Listing. When issued and delivered in accordance with this Agreement, the Stock Consideration shall be (a) duly and validly authorized, issued and outstanding, fully paid and non-assessable, (b) listed for trading on the NYSE, and (c) free and clear of any Liens, except as provided in the escrow provisions specified in this Agreement.

3.8 SEC Documents and Compliance. Since January 1, 2009, Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of all applicable federal and securities laws (all of the foregoing that were scheduled to be filed prior to the Closing Date, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, are hereinafter referred to as the “Buyer SEC Reports”). The Buyer SEC Reports comply in all material respects with the requirements of all applicable federal and securities laws, rules and regulations, including the Securities Act and the Exchange Act. The Buyer SEC Reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.9 Brokers. Neither Buyer nor Merger Subs has employed any financial advisor, broker or finder and has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement, which would be payable by the Company.

3.10 Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Reports, (a) since December 31, 2011, there has not occurred any Material Adverse Effect on Buyer, and (b) Buyer and its subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practices.

3.11 Compliance with Laws. Except as discussed in the Buyer SEC Reports, Buyer is in compliance in all material respects with all Laws and other legal requirements applicable to it or its properties, and Buyer has not received written notification from any governmental or regulatory authority asserting that it is not in compliance with or has violated any of the Laws, which such governmental or regulatory authority enforces, or threatening to revoke any Permit (as hereinafter defined), and Buyer is not subject to any agreement or consent decree with any governmental or regulatory authority arising out of previously asserted violations, except in each case, for matters which have not, and are not reasonably expected to result in, a Material Adverse Effect on Buyer.

3.12 Consent of Governmental Authorities. Except for compliance with federal Securities laws and NYSE requirements, no consent, approval or authorization of, or registration, qualification or filing with any governmental or regulatory authority is required to be made by Buyer in connection with the execution, delivery or performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER

In order to induce Buyer and Merger Subs to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and the Shareholder make the representations and warranties set forth below to Buyer and Merger Subs.

4.1 Organization. The Company has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary. Except as set forth on Schedule 4.25(c)(ii), the Company has all requisite right, power and authority to (a) own or lease and operate its properties, (b) conduct its business as presently conducted and (c) engage in and consummate the transactions contemplated hereby. The Company is not in default under its Organizational Documents.

4.2 Authorization; Enforceability. The Company and the Shareholder have all requisite right, power and authority to execute and deliver the Transaction Documents and consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by the Company and the Shareholder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite corporate and other required action. The Transaction Documents have been duly executed and delivered and constitute the legal, valid and binding obligations of the Company and the Shareholder, enforceable in accordance with their respective terms.

4.3 No Violation or Conflict. Except as set forth on Schedule 4.3, the execution and delivery of the Transaction Documents by the Company and the Shareholder and the consummation by the Company and the Shareholder of the transactions contemplated hereby, and compliance by the Company and the Shareholder with the provisions hereof: (a) do not and will not violate or conflict with any provision of Law or any provision of the Company’s Organizational Documents; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent under, or result in the creation of any Lien upon any property or assets of the Company pursuant to any instrument or agreement to which the Company is a party or by which the Company or its properties may be bound or affected.

4.4 Organizational Documents and Corporate Records. Except as set forth on Schedule 4.4, a true and complete copy of (a) the Organizational Documents of the Company, as amended, and (b) a copy of the minute book of the Company has been delivered to Buyer. Except as set forth on Schedule 4.4, such minute book contains complete and accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, and shareholders of the Company from the date of its incorporation to the date hereof. All matters requiring the authorization or approval of the board of directors, a committee of the board of directors, or the shareholders of the Company have been duly and validly authorized and approved by them.

4.5 Subsidiaries. The Company has no (and has not since inception had any) Subsidiaries or investment or equity interests in any other Person.

4.6 Capitalization. The authorized share capital of the Company is as set forth on Schedule 4.6. Schedule 4.6 sets forth all Securities which are issued and outstanding, and all of such Securities have been duly authorized, are validly issued, fully paid and nonassessable and were issued in compliance with applicable state and federal securities laws. All outstanding Securities are owned by the Shareholder free and clear of all Liens and there are no (and there has not since inception been any) agreements or commitments of any nature whatsoever with respect to the Securities to which the Company or the Shareholder is a party or by which either of them is bound.

4.7 Rights, Warrants, Options. There are no stock options, warrants, stock appreciation, phantom stock or other rights, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock or equity interests of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. There are no outstanding obligations of the Company to redeem or otherwise acquire any of the Securities. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.8 Financial Statements.

(a) Schedule 4.8(a) includes a complete copy of the Company’s unaudited (i) Statement of Assets, Liabilities & Equity as of December 31, 2011; (ii) Statement of Revenue, Expenses, & Retained Earnings for the one-month and twelve months ending December 31, 2011; (iii) Statement of Assets, Liabilities & Equity as of July 31, 2012; and (iv) Statement of Revenue, Expenses, & Retained Earnings for the one-month and seven months ending July 31, 2012 (collectively, the “Company Financial Statements”). Except as set forth on Schedule 4.8(a), the Company Financial Statements: (a) have been prepared in accordance with the books of account and records of the Company; (b) fairly present, and represent in all material respects true, correct and complete statements of the financial condition of the Company and the results of its operations at the dates and for the periods specified in those statements; and (c) have been prepared on the cash basis of accounting, consistently applied with prior periods.

4.9 Absence of Undisclosed Liabilities.

(a) Except as set forth on Schedule 4.9(a), as of the date hereof, the Company does not have any debts, Liabilities, commitments or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, of a type required to be reflected or reserved against on a balance sheet of the Company prepared in accordance with U.S. GAAP. To the Knowledge of the Company, there is no basis for assertion against the Company of any such debt, Liability, commitment or obligation.

(b) The Company does not have and will not have on the Closing Date any debts, Liabilities, commitments or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, of a type required to be reflected or reserved against on a balance sheet of the Company prepared in accordance with U.S. GAAP, other than as provided on Schedule 4.9(a) or disclosed and accrued for or reserved against in the Company Financial Statements or the Closing Trial Balance (as hereinafter defined). To the Knowledge of the Company, there is no basis for assertion against the Company of any such debt, Liability, commitment or obligation.

4.10 Guaranties. Except as set forth in Schedule 4.10, the Company is not a party to any Guaranty, and no Person is a party to any Guaranty for the benefit of the Company.

4.11 Accounts and Notes Receivable and Payable. Set forth on Schedule 4.11 is a true and complete aged list of unpaid accounts and notes receivable owing to and owed by the Company as of July 31, 2012 and the date hereof. In addition, the Company shall deliver to Buyer at Closing an updated list of unpaid accounts and notes receivable as of the Closing Date. Except as set forth on Schedule 4.11, all of such accounts and notes receivable and payable constitute only bona fide, valid and binding claims arising in the ordinary course of the business, subject, with regard to receivables, to no valid defenses, counterclaims or setoffs.

4.12 Absence of Material Adverse Effects. Since July 31, 2012, and except as otherwise disclosed on Schedule 4.12, the Company has conducted its business only in the ordinary and usual course and in a manner consistent with past practices and, except as disclosed on Schedule 4.12, since such date: (a) there has been no Material Adverse Effect; and (b) the Company has not engaged or agreed to engage in any of the actions described below:

(a) amend or otherwise change its Organizational Documents;

(b) issue, sell or authorize for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating them to issue or sell any such securities;

(c) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

(d) declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its capital stock or repay any irrevocable capital contribution;

(e) sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible), except in the ordinary course of business consistent with past practices;

(f) grant or make any Lien or subject itself or its properties or assets to any Lien, except in the ordinary course of business consistent with past practices;

(g) grant any license or sublicense of any right under or with respect to any Intellectual Property other than in the ordinary course of business;

(h) create, incur or assume any indebtedness or any Liability, except in the ordinary course of business consistent with past practices or in an amount exceeding $10,000 per transaction of $20,000 in the aggregate;

(i) make or commit to make any capital expenditures in excess of $25,000 in any individual case or $50,000 in the aggregate;

(j) grant or become subject to any Guaranty;

(k) apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly by, to or for the benefit of the Company or any Affiliate thereof or to the prepayment of any such amounts or engage in any transactions with any Affiliate;

(l) write off the value of any assets, inventory or any accounts receivable or increase, the reserves for obsolete, damaged, spoiled or otherwise not usable inventory or doubtful or uncollectable receivables other than in the ordinary course of business consistent with past practice;

(m) increase the compensation payable or to become payable to directors, officers or employees or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Affiliate thereof, or establish, adopt, enter into or materially amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(n) enter into any transaction, commitment or agreement, or amend or terminate any existing Contract material to the Company or where the amount involved exceeds $10,000 per transaction, commitment or agreement or amendments of $20,000 in the aggregate;

(o) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, Person or any division thereof or any assets thereof other than capital expenditures within the limits described in subsection (i) hereof;

(p) alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices, methods or assumptions therein reflected;

(q) agree to accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular dates or the date when the same could have been collected in the ordinary course of business consistent with past practices;

(r) waive, release, assign, settle or compromise any claims or litigation;

(s) make any Tax election or settle or compromise any federal, state or local or federal income Tax liability;

(t) take or omit to take any action which is intended to render any of the Company’s representations or warranties untrue or misleading, or which would be a material breach of any of the covenants of this Agreement;

(u) take any action which could have a Material Adverse Effect; or

(v) agree, whether in writing or otherwise, to do any of the foregoing.

4.13 List of Accounts. Set forth on Schedule 4.13 is: (a) the name and address of each bank or other institution in which the Company maintains an account (cash, securities or other) or safe deposit box; (b) the name and phone number of the Company’s contact person at such bank or institution; (c) the account number of the relevant account and a description of the type of account; and (d) the persons authorized to transact business in such accounts.

4.14 Tax Matters.

(a) All Tax returns and other similar documents required to be filed with respect to the Company have been timely filed (after taking into account any extensions to file) with the appropriate governmental authorities in all jurisdictions in which such returns and documents are required to be filed prior to the Closing Date, all of the foregoing as filed are true, correct and complete and reflect accurately all liabilities for Taxes of the Company for the periods to which such returns and documents relate, and all amounts shown as owing thereon have been paid. No claims or deficiencies have been asserted against the Company with respect to any Taxes which have not been paid or otherwise satisfied or for which accruals or reserves have not been made in the Financial Statements, and to the Knowledge of the Company, there exists no reasonable basis for the making of any such claim. The Company has not waived any restrictions on assessment or collection of Taxes or consented to the extension of any statute of limitations relating to taxation.

(b) During the last 5 years (or any open tax year), there has been no, and as of the date hereof, there are no presently pending audits or other administrative proceedings or court proceedings with respect to any Taxes of the Company. No claim has ever been made by a governmental entity in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction.

(c) All Taxes required to be withheld by the Company have been duly and timely withheld, and such withheld Taxes have been duly and timely paid to the appropriate governmental entity.

(d) There are no Tax liens upon the assets of the Company except liens for Taxes not yet due and payable.

(e) The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since January 1, 2007 and has filed all forms and taken all actions necessary to maintain such status (including any such actions required to achieve similar treatment with respect to any applicable state Tax law). None of the Company, any predecessor to the Company or the Shareholder has taken any action, or omitted to take any action, which action or omission could result in the loss of qualified S corporation or Subchapter S corporation status for such period prior to the Closing Date, other than the loss of S corporation status anticipated to occur as a result of the Integrated Merger pursuant to this Agreement.

(f) The Company has not been a party to any ‘‘listed transaction,’’ as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b).

(g) The Company (i) has no potential liability for any tax under Code § 1374 and (ii) has not, in the past 10 years, acquired assets from another corporation in a transaction in which the company’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor.

4.15 Insurance. Set forth on Schedule 4.15 is a list of all insurance policies providing insurance coverage of any nature to the Company. The Company has delivered to Buyer a true and complete copy of all of such insurance policies, as amended. Such policies are sufficient for the compliance by the Company with all requirements of Law and all Company Contracts. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Company has complied with all terms and conditions of such policies, including the payment of premium payments. To the Knowledge of the Company, none of the insurance carriers has indicated an intention to cancel or not renew any such policy. Except as set forth on Schedule 4.15, the Company does not have any claim pending or, to the Knowledge of the Company, anticipated against any of the insurance carriers under any of such policies, and there has been no actual or alleged occurrence of any kind which may give rise to any such claim.

4.16 Assets. The Company owns, leases or has the legal rights to use all properties and assets (tangible and intangible) used or intended to be used in the conduct of the Company’s business and each item of equipment or other personal property included as an asset in the Financial Statements (the “Assets”). Except as set forth on Schedule 4.16, the Company has good and marketable title or leasehold interest to each Asset, free and clear of all Liens. The Assets constitute all of the assets and rights required to operate the business of the Company as conducted on the date of this Agreement. All of the Assets are in reasonable operating condition and repair, ordinary wear and tear excepted. Schedule 4.16 sets forth a full and complete list of the material Assets owned by the Company.

4.17 Intellectual Property.

(a) Schedule 4.17(a) sets forth a true and complete list of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications and domain names included in the Company Intellectual Property, (ii) all Company IP Agreements, and (iii) other Company Intellectual Property material to the Company’s business.

(b) Except as disclosed in Schedule 4.17(a), the Company is the exclusive owner of the entire right, title and interest in and to the Company Intellectual Property, and has a valid license to use the Licensed Intellectual Property in connection with the Company’s business. The Company is entitled to use all Company Intellectual Property and Licensed Intellectual Property in the continued operation of the Company’s business without limitation, subject only to the terms of the Company IP Agreements. The Company Intellectual Property and the Licensed Intellectual Property have not been adjudged invalid or unenforceable in whole or in part, and, to the Knowledge of the Company, are valid and enforceable.

(c) The conduct of the Company’s business as currently conducted does not infringe or misappropriate the Intellectual Property of any third party, and no Action alleging any of the foregoing are pending, and no Action has been threatened or asserted against Shareholder or the Company alleging any of the foregoing. To the Knowledge of the Company, no Person is engaging in any activity that infringes the Company Intellectual Property.

(d) No Company Intellectual Property is subject to any outstanding Governmental Order restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.

4.18 Real Property.

(a) The Company does not own any real property.

(b) Schedule 4.18(b) sets forth the street address of each parcel of real property leased by the Company (the “Leased Real Property”). The Company has previously delivered to Buyer true and complete copies of all lease agreements, as amended to date (the “Leases”) relating to the Leased Real Property. The Company enjoys peaceable and undisturbed possession of the Leased Real Property.

4.19 Compliance with Environmental Laws. The Company is in compliance with all applicable Environmental Laws. To the Knowledge of Company, there are no pending governmental claims, citations, notices of violation, judgments, decrees or orders issued against the Company for impairment or damage, injury or adverse effect to the environment or public health and, to the Knowledge of the Company and there have been no private complaints with respect to any such matters. To the Knowledge of the Company, there is no condition relating to any properties of the Company that would require any type of remediation, clean-up, response or other action under applicable Environmental Laws. The Company has complied with all applicable Environmental Laws in the generation, treatment, transportation, storage and disposal of Hazardous Materials.

4.20 Employment Matters.

(a) Employment Agreements. Schedule 4.20(a) sets forth all employment, consulting, severance, and indemnification arrangements, agreements and understandings between the Company and any officer, director, advisory board member, consultant or employee (“Employment Agreements”). The Company has delivered to the Buyer true and complete copies of all of the Employment Agreements. No Employment Agreement (i) will require any payment by the Company or Buyer to any director, officer or employee of the Company, or any other party, by reason of the change in control of the Company resulting from the transactions contemplated by this Agreement, or (ii) provides for the acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of the Company in favor of any such parties. Except as set forth on Schedule 4.20(a), the terms of employment or engagement of all directors, officers, employees, agents, consultants and professional advisers of the Company are such that their employment or engagement may be terminated at any time without liability for payment of compensation or damages (other than, with respect to employees of the Company, the payment of the statutory minimum compensation) and the Company has not entered into any agreement or arrangement for the management of its business or any part thereof other than with its directors or employees.

(b) Personnel. Schedule 4.20(b) contains the names and job descriptions of all officers, directors, advisory board members, consultants, and employees of the Company. The Company previously has delivered to the Buyer the annual salary rates and other compensation of any kind of such person.

(c) Employment Laws. Except as set forth on Schedule 4.20(c), the Company has complied with all applicable employment Laws, including payroll, withholding and related obligations, benefits, social security, and does not have any obligation in respect of any amount due to employees of the Company, other than normal salary, fringe benefits and contributions accrued but not payable on the date hereof.

(d) Policies. Schedule 4.20(d) contains a list of all employee policies (written or otherwise), employee manuals or other written statements of rules or policies concerning employment, including working conditions, vacation and sick leave, a complete copy of each of which (or, if oral, an accurate written summary thereof) has been previously delivered to Purchasers.

(e) Employee Benefit Plans. Except as set forth on Schedule 4.20(e), the Company does not maintain any “employee benefit plans” for its employees.

4.21 Labor Relations. Except as set forth on Schedule 4.21, there is no strike or dispute pending or, to the Knowledge of the Company, threatened involving any employees of the Company. None of the employees of the Company is a member of any labor union, and the Company is not a party to, otherwise bound by or, to the Knowledge of the Company, threatened with any labor or collective bargaining agreement. None of the employees of the Company are engaged in organizing any labor union or other employee group that is seeking recognition as a bargaining unit. Except as set forth on Schedule 4.21, there are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company, and no Person has made any claim, and there is no basis for any claim, against the Company under any statute, regulation or ordinance relating to employees or employment practices, including without limitation those relating to age, sex and racial discrimination, conditions of employment, and wages and hours.

4.22 Contracts. Schedule 4.22 sets forth a list of all Contracts, (oral or written) to which the Company is a party, or by which any of its assets are bound or affected, which is material to the Company’s business, including without limitation:

(a) each partnership, joint venture or similar agreement of the Company with another Person;

(b) each contract or agreement under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness of more than US$20,000 in principal amount or under which the Company has imposed (or may impose) a Lien on any of its assets, whether tangible or intangible securing indebtedness in excess of US$20,000;

(c) each contract or agreement which involves an aggregate payment or commitment per contract or agreement on the part of the Company of more than US$20,000 per year;

(d) each contract or agreement which involves or contributes to the Company, aggregate annual remuneration which exceeds $20,000;

(e) all leases and subleases to the Company,;

(f) each contract or agreement to which the Company or any of its Affiliates is a party limiting the right of the Company (i) to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by such Company or (ii) to solicit any customer or client;

(g) fire, casualty, liability, title, worker’s compensation and all other insurance policies and binders maintained by the Company;

(h) all collective bargaining or other labor union contracts or agreements to which the Company is a party or applicable to persons employed by the Company;

(i) all licenses, licensing agreements and other agreements providing in whole or part for the use of any Intellectual Property of the Company; and

(j) all other contracts or agreements which individually or in the aggregate are material to the Company or the conduct of its business, other than those which are terminable upon no more than 30 days’ notice by the Company without penalty or other adverse effect.

The Contracts are each in full force and effect and are the valid and legally binding obligations of the Company and, to the Company’s Knowledge, are valid and binding obligations of the other parties thereto. The Company has not received notice of default by the Company under any of the Contracts, and the Company is not in default under any Contract, and to the Knowledge of the Company, no event has occurred which with the giving of notice or lapse of time or both would constitute such a default. The Company has previously delivered or will deliver prior to the Closing Date to Buyer true, complete and correct copies of all such Contracts. None of the Contracts was entered into outside the ordinary course of business of the Company and none contain any provisions that could reasonably be expected to impair or adversely affect in any material way the operations of the Company.

4.23 Related Parties. Except as set forth in Schedule 4.23, neither the Shareholder, nor any officer or director, nor, to the Knowledge of the Company, any employee or consultant of the Company or any relative or spouse of the Shareholder or any such officer, director, employee or consultant, has, directly or indirectly, (a) any ownership interest in any property or asset, tangible or intangible, including any Company Intellectual Property, used in the conduct of the Company’s business; (b) any interest in or is, directly or indirectly, a party to, any Contract, except as provided in Schedule 4.23; (c) any cause of action or claim whatsoever against, or owes any amount to, the Company except as provided in Schedule 4.23, or (d) any Liability to the Company. Except as set forth in Schedule 4.23, the Company has no Liability to the Shareholder or his Affiliates.

4.24 Absence of Certain Business Practices. Except as set forth on Schedule 4.24, neither (i) the Company, the Shareholder, nor any director or officer of the Company, or (ii) to the Knowledge of the Company, any employee of the Company (individually, an “Additional Party” and collectively, the “Additional Parties”), nor agents of the Company, nor any other Person acting on behalf of or associated with the Company, acting alone or together, has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign) or other Person; or (b) directly or indirectly, given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign) or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction).

4.25 Compliance with Laws.

(a) Except as set forth on Schedules 4.25(b), 4.25(c), 4.25(d)(ii) or 4.25(d)(iv), the Company is in compliance in all material respects with all Laws and other legal requirements applicable to it or its properties, including without limitation those relating to (a) the development, testing, manufacture, packaging, labeling, distribution, consumer protection and marketing of products or the provision of services, (b) employment, safety and health and (c) building, zoning and land use. Except as set forth on Schedules 4.25(b), 4.25(c), 4.25(d)(ii) or 4.25(d)(iv), the Company has not received notification from any governmental or regulatory authority asserting that it is not in compliance with or has violated any of the Laws, which such governmental or regulatory authority enforces, or threatening to revoke any authorization, consent, approval, franchise, license, or permit, and the Company is not subject to any agreement or consent decree with any governmental or regulatory authority arising out of previously asserted violations.

(b) Except as set forth on Schedule 4.25(b), without limiting the generality of the foregoing clause (a), the Company (A) is in material compliance with any and all of the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including all material requirements of the Transactions Rule and the Privacy and Security Rules and (B) is not subject to, and would not reasonably be expected to become subject to, any civil or criminal penalty or any investigation or claim in connection with any violation by such Person of the requirements of HIPAA.

(c) Except as set forth in Schedule 4.25(c), without limiting the generality of clause (a) above, neither the Company, nor to the Company’s Knowledge, any of the Company’s officers, directors, managing employees or agents, have engaged in any activity, whether alone or in concert with one or more of their business associates, which would constitute a violation of:

(i) The federal Medicare or Medicaid Statutes, Public Contracts Anti-Kickback Act, 41 U.S.C. § 51, et seq., the federal statutes relating to health care fraud and abuse and kickbacks, including 42 U. S.C. § 1320a-7b, 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1395nn and the federal Civil False Claims Act, or related or similar statutes pertaining to any other federal health care program;

(ii) state Laws pertaining to the operation of clinical laboratories and the provision of services by the Company; or

(iii) CLIA Laws including 42 U.S.C. § 263a et seq and 42 C.F.R. § 493 et seq, or related or similar statutes.

(d) Without limiting the generality of clause (a) above, neither the Company nor, to the Knowledge of the Company, its officers, directors, managing employees, agents or persons with direct or indirect ownership interests of the Company (as those terms are used in 42 C.F.R. § 1001.1001):

(i) has had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act or any regulations promulgated thereunder;

(ii) except as set forth on Schedule 4.25(d)(ii), has been excluded from participation in any manner under the Medicare or Medicaid program or any other federal health care program (as defined in the Social Security Act Section 1128B(f)) or a state health care program (as defined in the Social Security Act Section 1128(h)) or any regulations promulgated thereunder;

(iii) has been convicted of any criminal offense relating to the delivery of an item or service under Medicare, Medicaid, any other federal health care program or state health care program;

(iv) except as set forth on Schedule 4.25(d)(iv), without limiting clauses (d)(i) through (iii) above, is a party to or subject of any sanctions imposed by, or other order of, or investigation or audit by the Center for Medicare & Medicaid Services (“CMS”); or

(v) except as set forth on Schedules 4.25(d)(ii) or 4.25(d)(iv), is a party to or the subject of any action or proceeding concerning any of the matters described above in clauses (d)(i) through (iii).

4.26 Governmental Authorizations. Except as set forth on Schedule 4.26, the Company has all authorizations, consents, approvals, franchises, licenses and permits required under applicable Law for the ownership of the Company’s properties and operation of its business as presently operated (the “Permits”). Schedule 4.26 sets forth a list of all Permits for the operation of the Company’s Business. Except as set forth on Schedule 4.26, the Company is not in conflict with, or in default or violation of any Permits. Except as set forth on Schedule 4.26, the Company is currently in compliance in all respects with its obligations under, and the terms of, each Permit and (i) no event has occurred or condition or state of facts exists which constitutes or after notice or lapse of time or both, would constitute a breach or default under any such Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit, or which would adversely affect the rights of the Company under any such Permit, (ii) no notice of cancellation, or of default concerning any such Permit has been received by the Company since January 1, 2011 and (iii) each such Permit is valid, subsisting and in full force and effect.

4.27 Legal Proceedings. Except as set forth on Schedule 4.27, the Company is not a party to any pending or, to the Knowledge of the Company, threatened, legal, administrative or other proceeding, arbitration, mediation, out-of-court settlement negotiation or investigation. To the Knowledge of the Company, no Person who is or was a director or officer of the Company is a party to any pending or threatened, legal, administrative or other proceeding, arbitration, mediation, out-of-court settlement negotiation or investigation in their capacity as directors or officers of the Company. Except as set forth on Schedule 4.27, the Company is not subject to any order, writ, injunction, decree or other judgment of any court or governmental or regulatory authority.

4.28 Consent of Governmental Authorities. Except as set forth on Schedule 4.28 and except for the filing of the Certificate of Merger with Secretary of State of the State of Oklahoma and the Second Step Certificate of Merger with the Florida Secretary of State, no consent, approval or authorization of, or registration, qualification or filing with any governmental or regulatory authority, or any other Person, is required to be made by the Company in connection with the execution, delivery or performance of this Agreement by the Company and the Shareholder or the consummation by the Company of the transactions contemplated hereby.

4.29 Products and Services.

(a) Schedule 4.29(a) lists (i) each product which is developed or currently under development by the Company, or licensed, distributed or sold by the Company (collectively, the “Products”) and (ii) each service provided by the Company (collectively, the “Services”). Each Product has been distributed or sold in accordance with, and each Service has been provided in compliance with, the applicable contractual commitments, express or implied warranties, product and service specifications and quality standards for such Product and Service, and the provisions of all applicable Laws and regulations, including those relating to investigational use, premarket clearance or marketing approval (or exemptions therefrom) to market a Product or Service, good manufacturing practices, labeling, advertising, record keeping and filing of reports and security. Except as set forth on Schedule 4.29(a), no Product or Service sold, provided or delivered by the Company is subject to any guaranty, warranty (other than warranties imposed by Law) or other indemnity.

(b) Except as set forth on Schedule 4.29(b), at no time have any of the Products been recalled, withdrawn or Products or Services suspended by the Company, voluntarily or otherwise; nor are there any pending Actions or proceedings seeking the recall, withdrawal, suspension or seizure of any Product or suspension of any Service; and, except as set forth on Schedule 4.29(b), neither the Company nor the Shareholder has received any regulatory letters, warning letters, or other notice of adverse findings.

(c) Except as set forth on Schedule 4.29(b), to the Knowledge of the Company, there exist no set of facts: (i) which could furnish a basis for the withdrawal or suspension of any Permit, license, approval or consent of any Governmental Authority with respect to the Company, or any Product or Service; (ii) which could furnish a basis for the recall, withdrawal or suspension of any Product from the market, the termination or suspension of any clinical testing of any Product, or the change in marketing classification of any Product or (iii) which could furnish a basis for the termination or suspension of any Service.

(d) Except as set forth on Schedule 4.29(b), the Company is and has been in compliance with all Laws requiring the maintenance or submission of reports or records under requirements administered by the FDA or any other governmental authority. Neither the Company, nor any of its directors, employees or agents, have made an untrue or fraudulent statement to the FDA or any other applicable governmental authorities, or in any records and documentation prepared or maintained to comply with the applicable Laws, or failed to disclose a fact required to be disclosed to the FDA or any other similar governmental authorities.

(e) Except as set forth on Schedule 4.29(b), neither the Company nor the Shareholder has been convicted of any crime or engaged in any conduct that could result or has resulted in debarment, exclusion or disqualification by the FDA or any other governmental authority and there are no proceedings pending or, to the Knowledge of any Company, threatened that reasonably might be expected to result in criminal or civil liability or debarment, exclusion or disqualification by the FDA or any other governmental authority. Except as set forth on Schedule 4.29(b), the Company has not received written notice of or been subject to any other enforcement action involving the FDA or any other governmental authorities, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or, to any Company’s Knowledge, threatened in writing against any Company. Neither the Shareholder, the Company, its officers and directors, nor, to the Knowledge of the Company, any of the Company’s employees has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or for any other governmental authority to invoke any similar policy.

4.30 Brokers. The Company has not employed any financial advisor, broker or finder and have not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement, which would be payable by the Company or Buyer.

4.31 Disclosure. To the Knowledge of the Company, no representation or warranty of the Company contained in this Agreement, and no statement, notice, certificate or other document furnished by or on behalf of the Company to Buyer or its agents pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

EXCEPT A SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS, NONE OF THE SHAREHOLDER, THE COMPANY, OR ITS OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, WRITTEN OR ORAL, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, ITS AFFILIATES OR THE BUSINESS, THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 5

INVESTMENT INTENT; ACCREDITED INVESTOR STATUS; RESTRICTIONS ON RESALE

5.1 Accredited Investor. The Shareholder represents that he has such knowledge and experience in business or financial matters that it is capable of evaluating the merits and risks of an investment in the Stock Consideration. The Shareholder understands and acknowledges that the Stock Consideration has not been registered with the SEC and that such Shareholder may not sell, transfer or otherwise dispose of all or any portion of the Stock Consideration except (i) in accordance with the provisions of Rule 144 under the Securities Act, (ii) pursuant to an effective registration statement under the Securities Act or (iii) upon receipt by Buyer of an opinion of counsel acceptable to Buyer to the effect that such sale, transfer or disposition is otherwise exempt from registration under the Securities Act. Certificates representing the Stock Consideration shall bear a restrictive legend.

5.2 Rule 144. With a view to making available to Shareholder the benefits of SEC Rule 144 and any other SEC rule or regulation that may at any time permit Shareholder to sell shares of the Stock Consideration to the public without registration, Buyer shall use commercially reasonable efforts: (a) to make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, (b) file with the SEC in a timely manner all reports and other documents required of it under the Securities Act and the Exchange Act; and (c) furnish to Shareholder upon request, so long as he owns any shares of the Stock Consideration, forthwith upon request (i) a written statement that Buyer has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act; and (ii) such other information as may be reasonably requested in availing Shareholder of any SEC rule or regulation that permits the sale of any such securities without registration. Upon receipt of legal opinion reasonably acceptable to Buyer to the effect that a sale, transfer or disposition of shares constituting the Stock Consideration is exempt from registration requirements under the Securities Act, Buyer shall remove the restrictive legend from certificates representing such shares being sold, transferred or disposed of in compliance with applicable SEC rules and regulations.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Investigation; Notices. The representations, warranties and covenants set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties and covenants were made.

6.2 Survival of the Representations and Warranties. The representations, warranties, covenants and agreements (other than those agreements which by their terms extend for a longer period) of each party set forth in this Agreement shall survive the Closing Date for a period of *** years, except that (a) the representations set forth in Sections 4.14 (Tax Matters) and 4.19 (Environmental) shall survive until the expiration of the applicable statute of limitation, and (b) the representations set forth in Sections 3.2 (Authorization; Enforceability), 4.2 (Authorization; Enforceability), and 4.6 (Capitalization) and the Buyer’s indemnification obligations pursuant to Section 6.4(b)(iii) and shall survive indefinitely.

6.3 General Release. As additional consideration for the sale of the Securities pursuant to this Agreement, Shareholder hereby unconditionally and irrevocably releases and forever discharges, effective as of the Closing Date, the Company and its officers, directors, employees, and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, relating to the Company which ever existed, now exist, or may hereafter exist, by reason of any tort, breach of contract, violation of law or other act or failure to act which shall have occurred at or prior to the Closing Date, or in relation to any other liabilities of the Company to Shareholder. The Shareholder expressly intends that the foregoing release shall be effective regardless of whether the basis for any claim or right hereby released shall have been known to or anticipated by Shareholder.

6.4 Indemnification.

(a) Subject to Sections 6.2 and 6.4(h), the Shareholder agrees to indemnify and hold harmless Buyer, Merger Subs and their Affiliates and their respective directors, officers, employees and agents from, against and in respect of:

(i) any and all Liabilities arising from, in connection with, or incident to any breach or violation of any of the representations and warranties of the Company or the Shareholder contained in this Agreement or in any schedule, exhibit or attachment hereto, or any document or certificate delivered by the Company or the Shareholder at or prior to the Closing;

(ii) any and all Liabilities arising from, in connection with, or incident to any breach or violation of the covenants or agreements of the Company or the Shareholder contained in this Agreement;

(iii) any and all Liabilities for Taxes attributable to all Tax years or portions thereof ending on or prior to the Closing Date imposed on the Company or Shareholder (except for Taxes imposed on the Company which have been accrued or reserved for in the Closing Trial Balance);

(iv) any and all Liabilities arising from claims for breach of contract by the Company or the Shareholder, existing on or prior to the Closing Date, and/or which are brought after the Closing Date in respect of any act or omission of the Company or the Shareholder which occurred prior to the Closing Date;

(v) any and all Liabilities arising from any Company Products or Services delivered by the Company prior to the Closing Date, including without limitation, Liabilities for product recalls, product defects, warranty claims, personal injury or death resulting from Company Products or Services delivered by the Company prior to the Closing Date;

(vi) other Liabilities which arise from any legal and/or governmental proceedings against the Company existing on or prior to the Closing Date, and/or which are brought against the Company after the Closing Date for acts and omissions of the Company or Shareholder, which occurred prior to the Closing Date; and

(vii) Liabilities arising from or in connection with the Pre-Closing CMS Dispute;

(b) Subject to Sections 6.2 and 6.4(h), Buyer and Merger Subs agree to indemnify and hold harmless the Shareholder from, against and in respect of the full amount of any and all Liabilities arising from, in connection with, or incident to:

(i) any breach or violation of any of the representations and warranties of Buyer and Merger Subs contained in this Agreement or in schedule, exhibit or attachment hereto, or any document or certificate delivered by Buyer or Merger Subs at or prior to the Closing;

(ii) any and all Liabilities arising from, in connection with, or incident to any breach or violation of the covenants or agreements of Buyer and Merger Subs contained in this Agreement; and

(iii) Liabilities arising from or in connection with the Post-Closing CMS Dispute; provided that no such indemnification shall be required if and to the extent that the Liabilities arose from the conduct of the Shareholder that constitutes recklessness, bad faith, willful misconduct or willful violation of Law.

(c) For purposes of this Section 6.4, Liabilities shall be calculated net of the amount of insurance proceeds actually collected under any third party insurance coverage with respect to such Liabilities, net of the costs in seeking such collection, and net of any amounts that would have been covered if the Company maintained, after the Closing Date, insurance policies with the same scope of protection as afforded by presently existing policies.

(d) Indemnification Procedure as to Third Party Claims.

(i) Promptly after a party entitled to indemnification under this Agreement (the “Indemnified Party”) obtains knowledge of the commencement of any third party claim, action, suit or proceeding or of the occurrence of any event or the existence of any state of facts which may become the basis of a third party claim (any such claim, action, suit or proceeding or event or state of facts being hereinafter referred to in this Section 6.4 as a “Claim”), in respect of which such Indemnified Party is entitled to indemnification under this Agreement, such Indemnified Party shall notify the party required to indemnify the Indemnified Party (the “Indemnifying Party”) of such Claim in writing; provided, however, that any failure to give notice (A) will not waive any rights of the Indemnified Party and (B) will not relieve the Indemnifying Party of his or its obligations as hereinafter provided in this Section 6.4 after such notice is given unless the Indemnifying Party is materially adversely affected thereby. With respect to any Claim as to which such notice is given, the Indemnifying Party will assume the defense or otherwise settle such Claim with counsel reasonably satisfactory to Indemnified Party and experienced in the conduct of Claims of that nature at such Indemnifying Party’s sole risk and expense; provided, however, that Indemnified Party (1) shall be permitted to join the defense and settlement of such Claim and to employ counsel reasonably satisfactory to it at its expense, and (2) shall cooperate fully with the Indemnifying Party in the defense and any settlement of such Claim in any manner reasonably requested by the Indemnifying Party. The Indemnifying Party shall not make any settlement of any claims without the written consent of Indemnified Party, which shall not be unreasonably withheld or delayed. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Indemnified Party or its Affiliates or their assets, employees or business.

(ii) If the Indemnifying Party fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, or the remedy sought by the claimant with respect to such Claim is not solely for money damages, Indemnified Party, without waiving its right to indemnification, may, but is not required to, assume the defense and settlement of such Claim at Indemnifying Party’s expense; provided, however, that (A) the Indemnifying Party shall cooperate with Indemnified Party in the defense and settlement of such Claim in any manner reasonably requested by Indemnified Party, and (B) Indemnified Party shall not settle such Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(iii) In the event that a Claim arises with respect to which each Party would be entitled to indemnification from the other party, the parties agree to cooperate in a reasonable manner with respect to a joint defense and settlement of such Claim.

(e) If, after the Closing Date, the Indemnified Party desires to make a Claim against an Indemnifying Party, the Indemnified Party shall deliver notice to the Indemnifying Party outlining with reasonable particularity the nature and amount of such claim. The Indemnifying Party shall then have thirty (30) days from receipt of the Indemnified Party’s notice of such claim to notify the Indemnified Party of its objections to the nature or amount of such proposed claim for indemnification, specifying, in reasonable detail, the grounds for such objection. If no notice of objection is given by the Indemnifying Party within the thirty (30) day period as set forth above, the Indemnified Party shall be entitled to immediate indemnification for such claim in the manner provided herein. If objection is given by the Indemnifying Party within the thirty (30) day period set forth above, the parties shall negotiate in good faith for a period of thirty (30) days after such objection prior to proceeding to litigation.

(f) Prompt Payment. With regard to claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

(g) Form of Payment. Whenever Shareholder is bound to pay indemnification amounts, Shareholder may, at his absolute discretion, do so in one of the following ways or in any combination of these two ways, provided that the due indemnification amount is paid in full: (a) make cash payment, and/or (b) transfer back to Buyer or instruct the Escrow Agent to transfer back to Buyer shares out of the Stock Consideration, and for that purpose the value of each such back-transferred share will be equal to the Average Closing Sales Price.

(h) Limitations on Liabilities.

(i) Notwithstanding anything to the contrary contained herein, in no event shall the aggregate sums payable by the Shareholder under Section 6.4 (other than sums payable as a result of fraud or breaches of the representations and warranties set forth in the Sections enumerated in Section 6.2) exceed an amount equal to ***.

(ii) Notwithstanding anything to the contrary contained herein, no party shall be obligated to indemnify and hold harmless any other under Section 6.4 for breaches of representations and warranties unless and until all Liabilities in respect of which such party is obligated to provide indemnification exceed *** (the “Basket Amount”) following which such party shall be obligated to indemnify and hold harmless, the other party for all such indemnified losses (not merely the amount by which the indemnified losses exceed the Basket Amount); provided however that the Basket Amount shall not apply to indemnity obligations for Indemnified Losses arising as a result of fraud or breaches of the representations and warranties in Sections 4.2 (Authorization; Enforceability), and 4.6 (Capitalization) or indemnity obligations pursuant to subsection 6.4(a)(vii) or subsection 6.4(b)(iii). In addition, no individual claim for indemnified Liabilities shall count toward the Basket Amount unless it exceeds *** (“De Minimus Amount”), following which the full amount of such individual claim for indemnified Liabilities shall be aggregated together with other claims for indemnified Liabilities exceeding the De Minimus Amount for purposes of calculating the Basket Amount.

(iii) Notwithstanding anything to the contrary set forth herein, neither party shall be liable for special, punitive, exemplary, consequential or indirect damages, or lost profits, whether based on contract, tort, strict liability, other theory of law or otherwise.

(i) Cash Holdback. Buyer shall be entitled to hold the Cash Holdback until final resolution of the ***, subject to the provisions of this subsection (i). The Cash Holdback shall be *** into a ***. If at any time *** to *** of the ***, the amount of the *** in the *** is *** as of the *** , Buyer shall

*** pay Shareholder in cash an amount equal to ***. At any time *** to *** of the ***, Shareholder shall have the right to direct Buyer to make (or cause the Company to make), in which event Buyer (or the Company) shall *** make, a payment to *** from the Cash Holdback, provided however, that in no event shall such payment result in the remaining Cash Holdback equaling *** of the *** then *** in the ***. In the event Shareholder, ***, determines that it is necessary or appropriate to make a payment to *** towards the ***, which payment is in *** of the Cash Holdback, Shareholder shall *** to Buyer (or the Company) the amount of such payment in *** of the amount of the Cash Holdback and Buyer shall *** pay such amount to ***. Following *** of the ***, Buyer shall *** pay Shareholder in cash (i) the amount of the Cash Holdback, together with *** any *** to *** by Buyer from the Cash Holdback, and (ii) *** to Buyer or the Company *** with the ***, as and when *** to Buyer or the Company.

6.5 Confidentiality. The Shareholder acknowledges that the Intellectual Property and all other confidential or proprietary information with respect to the business and operations of the Company are valuable, special and unique. The Shareholder shall not, at any time after the Closing Date, disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any Intellectual Property, confidential or proprietary information with respect to the Company or Buyer, whether or not for the Shareholder’s own benefit, without the prior written consent of Buyer, including without limitation, information as to the financial condition, results of operations, customers, suppliers, products, products under development, inventions, sources, leads or methods of obtaining new products or business, Intellectual Property, pricing methods or formulas, cost of supplies, marketing strategies or any other information relating to the Company or Buyer which could reasonably be regarded as confidential, but not including information which is or shall become generally available to the public other than as a result of an unauthorized disclosure by a Shareholder or a Person to whom a Shareholder has provided such information. The Shareholder acknowledges that Buyer would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of the Company and the Final Surviving Entity.

6.6 Noncompetition.

(a) The Shareholder acknowledges that in order to assure Buyer that Buyer will retain the value of the Company as a “going concern,” the Shareholder agrees not to utilize his special knowledge of the business of the Company, Buyer and their relationships with customers, suppliers and others to compete with the Company and Buyer. For a period of *** (***) years beginning on the Closing Date (the “Noncompete Period”), neither Shareholder nor any of his successors, assigns or Affiliates shall engage or have an interest in (directly or indirectly) any entity that competes with the business of Buyer or the Company anywhere in the United States or any other geographic area where Buyer and the Company does business alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder, or through the investment of capital, lending of money or property, rendering of services or otherwise, except that during any period during the Noncompete period in which Shareholder is no longer employed by the Company, Shareholder shall be permitted to engage in the practice of medicine and provide direct patient care services. In addition, in the event that Shareholder exercises his right to purchase the Oppenheimer Assets pursuant to the provisions of Section 7.10 hereof, Shareholder’s ownership and operation of such businesses shall not be considered as a violation of this Section 6.6(a) provided that Shareholder changes the names of the businesses such there is no risk of confusion with the Company and Shareholder does not actively engage in such businesses until the expiration of the Noncompete Period.

(b) During the Noncompete Period, except in connection with services to Buyer and the Company, neither the Shareholder nor any of his successors, assigns or Affiliates shall, knowingly or intentionally, permit any of their respective directors, officers, employees, agents or others under its or their control to, directly or indirectly, (i) call upon, accept business from, or solicit the business of any Person who is, or who had been at any time during the preceding two years, a customer of Buyer or the Company, or otherwise divert or attempt to divert sales from Buyer or the Company or any such successor; or (ii) recruit or otherwise solicit or induce any person who is an employee of or independent contractor of Buyer or the Company or any successor to the business of Buyer or the Company to terminate his or her employment or other relationship with Buyer or the Company or such successor, or hire any person who has left the employ of Buyer or the Company or any such successor during the preceding two years. Except in connection with services to Buyer and the Company, the Shareholder shall not at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by Buyer or the Company in connection with any product or service.

6.7 Continuing Obligations. The restrictions set forth in Sections 6.5 and 6.5 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Company and Buyer. Buyer and the Shareholder acknowledge that Buyer would be irreparably harmed and that monetary damages would not provide an adequate remedy to Buyer in the event the covenants contained in Sections 6.5 and 6.5 were not complied with in accordance with their terms. Accordingly, the Shareholder agrees that any breach or threatened breach by any of them of any provision of Section 6.5 shall entitle Buyer to injunctive and other equitable relief to secure the enforcement of these provisions, without posting a bond, in addition to any other remedies which may be available to Buyer with respect to any such violation, and that Buyer shall be entitled to receive from the Shareholder reimbursement for all reasonable attorneys’ fees and expenses incurred by Buyer in enforcing these provisions.

6.8 Tax Consequences.

(a) For federal income tax purposes, the Integrated Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereby shall treat the Integrated Merger consistent therewith and shall use commercially reasonable efforts to cause the Integrated Merger to qualify as a reorganization under Section 368(a) of the Code. The parties to this Agreement intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the income tax regulations promulgated under the Code. Furthermore, the parties hereby shall not take any action that could reasonably be expected to prevent the Integrated Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) Buyer shall file or cause to be filed all Tax returns of the Company due after the Closing Date other than the final income Tax return of the Company for the short S Corporation taxable year which shall be the responsibility of Shareholder. Buyer shall have the opportunity to review and comment on each such tax return prepared by Shareholder prior to filing and Shareholder shall have the opportunity to review and comment on each such tax return prepared by Buyer prior to filing with respect to which Shareholder may be responsible for such taxes reported on such return under this Agreement.

(c) Buyer, Shareholder and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding relating to Taxes. Buyer, Shareholder and the Company shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the applicable statute of limitations and to abide by all record retention agreements entered into with any taxing authority.

6.9 Continuing Company Employees. As of and following the Closing Date, Buyer shall permit employees of Company who continue employment with Buyer or any of its subsidiaries following the closing Date, and, as applicable, their eligible dependents, to participate in the employee welfare benefit plans, programs or policies of Buyer, any plan of Buyer intended to qualify within the meaning of Section 401(a) of the Code and any equity compensation plans sponsored or maintained by Buyer for similarly situated employees of Buyer. These employees shall also be eligible to continue in their current paid time off plan or the Buyer’s paid time off plan, at the discretion of the Buyer. Such continuing employees (i) shall receive credit for purposes of eligibility and vesting for years of service with the Company prior to the Closing date in the applicable welfare benefit plans and pension plan (intended to qualify within the meaning of Section 401(a) of the Code) of Buyer, and (ii) shall receive credit for the purpose of vacation accrual levels after the Closing date for years of service with the Company prior to the Closing Date. Notwithstanding anything to the contrary, any such credit and waiver will not result in duplication of benefits.

ARTICLE 7

INTERIM COVENANTS

7.1 Interim Operations of the Company.

(a) The Company and the Shareholder covenant and agree that, from the date hereof until the Closing Date the Company shall use commercially reasonable efforts to operate the business in accordance with its ordinary course and past practice. In addition during the period commencing on the date hereof and until the Closing Date, the Company shall and the Shareholder shall cause the Company to, except to the extent Buyer specifically gives its prior written consent to the contrary:

(i) use commercially reasonable efforts to preserve intact its business organization and the goodwill of its customers, suppliers and others having business relations with it;

(ii) use its best efforts to keep available to Buyer the services of the Company’s officers, employees and agents;

(iii) promptly furnish to Buyer a copy of any correspondence received from or delivered to any governmental or regulatory authority;

(iv) maintain and keep its properties and assets in substantially the same repair and condition as they were on the date of this Agreement;

(v) continue and maintain the licensure, Permits and approval process in the ordinary course of business with respect to the Services, the Products and any products being developed by the Company; and

(vi) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date of this Agreement.

(b) Additionally, during the period from the date of this Agreement to the Closing Date, except with the prior consent of Buyer, the Company shall not and the Shareholder shall not permit the Company to, directly or indirectly:

(i) amend or otherwise change the Company’s Organizational Documents;

(ii) issue, sell or authorize for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

(iii) redeem, purchase or otherwise acquire directly or indirectly any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

(iv) declare or pay any dividend or other distribution;

(v) sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible), except for sales or dispositions of inventory in the ordinary course of business consistent with past practice;

(vi) grant, make or subject itself or any of its assets or properties to any Lien;

(vii) create, incur or assume any liability or indebtedness in excess of $10,000 which would remain with such Company after the Closing Date, except in the ordinary course of business consistent with past practice;

(viii) enter into, amend or terminate any Contract with an annual value of at least $20,000 or for a longer period than one year;

(ix) commit to make any capital expenditures in excess of US$10,000, which would be payable by such Company after the Closing Date;

(x) grant any guaranty;

(xi) waive, release, assign, settle or compromise any material claim or litigation;

(xii) except as required by Law, increase the compensation payable or to become payable to directors, officers, employees, consultants or agents or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with any of the foregoing Persons or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of the foregoing Persons;

(xiii) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, Person or any division thereof or any assets;

(xiv) alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected, except for adoption and preparation of the Closing Financial Statements and Closing Trial Balance in accordance with U.S. GAAP;

(xv) make any Tax election or settle or compromise any material federal, state or local or federal income Tax Liability;

(xvi) write down any of its assets;

(xvii) enter into any commitment or transaction, which would survive the Closing Date, except in the ordinary course of business consistent with past practice;

(xviii) accelerate, terminate, modify or cancel any Contract;

(xix) grant any license or sublicense of any right under or with respect to any Intellectual Property or disclose any proprietary or confidential information to any third party;

(xx) take or omit to take any action which would render any of the Company’s or the Shareholder’s representations or warranties untrue or misleading, or which would be a breach of any of the Company’s or the Shareholder’s covenants;

(xxi) enter into any Contract, transaction or arrangement with any Affiliate;

(xxii) take any action which could have a Material Adverse Effect; or

(xxiii) agree, whether in writing or otherwise, to do any of the foregoing.

7.2 Consent of Governmental Authorities and Others. Each of Buyer, on the one hand, and the Company and the Shareholder, on the other, agree to file, submit or request (or cause to be filed, submitted or requested) promptly after the date of this Agreement and to prosecute diligently any and all (a) applications or notices required to be filed or submitted to any governmental or regulatory authorities, and (b) in the case of the Company, requests for consents and approvals of Persons required to be obtained in connection with the transactions contemplated by this Agreement. Each of Buyer, on the one hand, and the Company and the Shareholder on the other, shall promptly make available to the other or to a relevant governmental authority, as the case may be, such information as each of them may reasonably request relative to its business, assets and property as may be required by each of them to prepare and file or submit such applications and notices and any additional information requested by any governmental authority, and shall update by amendment or supplement any such information given in writing. Each of Buyer on the one hand and the Company and the Shareholder on the other, represent and warrant to the other that such information, as amended or supplemented, shall be true in all material respects and not misleading.

7.3 Due Diligence Review. The Company shall (and shall cause its directors, officers, employees, auditors, counsel and agents to) afford Buyer and Buyer’s officers, employees, auditors, counsel and agents reasonable access at all reasonable times to its properties, offices, and other facilities, to its officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may reasonably be requested.

7.4 Exclusivity. Except for the transactions contemplated by the Transaction Documents, unless and until this Agreement shall have been terminated, the Shareholder will not (and the Shareholder will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange), (ii) participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing or enter into any agreement related to any of the foregoing, or (iii) except as required by law, disclose any information not customarily disclosed to any Person concerning the business and properties of the Company, afford to any Person (other than Buyer or its designees) access to the properties, books or records of the Company or otherwise assist or encourage any Person, in connection with any of the foregoing. The Shareholder will notify Buyer immediately if any Person makes any indication of interest, proposal, offer, inquiry, or contract with respect to any of the foregoing.

7.5 Escrow Agreement. At the Closing, the Shareholder, Buyer and the Escrow Agent shall execute and deliver the Escrow Agreement in form and substance reasonably acceptable to the parties.

7.6 Notice of Developments. During the period from the date of this Agreement to the Closing Date, each party will give prompt written notice after discovery thereof to the others of any material adverse development causing a breach of any of such party’s representations, warranties and covenants set forth herein. No disclosure by any party pursuant to this Section 7.6, however, shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation or breach of warranty.

7.7 Audited Financial Statements. On or prior to the Closing, the Company shall deliver to Buyer the Closing Financial Statements, which shall (i) be prepared in accordance with the books of account and records of the Company; (ii) fairly present, and represent true, correct and complete statements of the financial condition of the Company and the results of its operations at the dates and for the periods specified in those statements; and (iii) be prepared in accordance with U.S. GAAP.

7.8 Closing Trial Balance. At Closing, the Company will deliver to Buyer an unaudited preliminary balance sheet and statement of operations as of the Closing Date (the “Closing Trial Balance”). The Closing Trial Balance will (x) be prepared in accordance with the books of account and records of the Company, (y) fairly present a true, correct and complete statement in all material respects of the financial condition of the Company at the Closing Date, and (z) be prepared in accordance with U.S. GAAP.

7.9 Lease of Nashville Facility. On or prior to Closing, the Shareholder and the Company shall enter into a lease for the Company’s facilities in Nashville on terms and conditions satisfactory to the Shareholder and Buyer.

7.10 PathApps, LLC and Certain Other Intellectual Property. On or prior to Closing, (i) the Shareholder shall have contributed to the Company the assets described in Schedule 7.10 (the “Oppenheimer Assets”); provided, however, that any representations, warranties, covenants or agreements with respect to the Oppenheimer Assets, and the terms for their contribution to the Company, shall be set forth in an amendment to this Agreement substantially on the terms set forth on Schedule 7.10 hereto, and the representations, warranties and covenants in this Agreement shall not otherwise be applicable to the Oppenheimer Assets.

ARTICLE 8

CONDITIONS PRECEDENT; TERMINATION

8.1 Conditions Precedent to the Obligations of Buyer and Merger Subs. The obligations of Buyer and Merger Subs to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions provided that failure of any such condition is not the result of any action taken, or failure to act, by the Buyer or Merger Subs which occurs subsequent to the date of this Agreement:

(a) Representations and Warranties True. The representations and warranties of the Shareholder and the Company contained in this Agreement, as excepted in the relevant Disclosure Schedules, shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct to the extent of such materiality) as of the Closing Date with the same force and effect as though made on and as of such date and shall have been true as of the date hereof, except where such failure does not, and reasonably would not, individually or in the aggregate, result in a Material Adverse Effect.

(b) Covenants Performed. The covenants of the Shareholder and the Company contained in this Agreement to be performed or complied with on or before the Closing Date shall have been duly performed or complied with in all material respects.

(c) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect on the Company, the impact of which the parties have not been able to resolve to the satisfaction of the parties, acting in good faith and in a commercially reasonable manner.

(d) Company’s Certificate. The Company shall have delivered to Buyer a certificate executed by an authorized representative of the Company certifying in such detail as Buyer may reasonably request, that the conditions specified in this Section have been fulfilled.

(e) No Litigation. No litigation, arbitration or other proceeding shall be pending or threatened by or before any court, arbitration panel or governmental authority; no law or regulation shall have been enacted after the date of this Agreement; and no judicial or administrative decision shall have been rendered; in each case, which enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of the transactions contemplated by this Agreement.

(f) Consents. Buyer, the Shareholder and the Company shall have obtained all authorizations, waivers, consents and approvals of, and made all filings, applications and notices with, Persons (including regulatory authorities) which are necessary to consummate the transactions contemplated by this Agreement, each of which shall have been obtained without the imposition of any material adverse term or condition.

(g) Escrow Agreement. The Shareholder and the Escrow Agent shall have executed and delivered to Buyer the Escrow Agreement.

(h) Delivery of Closing Financial Statements; Closing Trial Balance.

(i) The Shareholder and the Company shall have delivered the Closing Financial Statements and the Closing Trial Balance. The Closing Financial Statements and the Closing Trial Balance shall not reflect balance sheet data or results of operations which differ in any material adverse manner from the Company Financial Statements, except to the extent any such differences reflect differences in converting from the cash method of accounting to U.S. GAAP and to reflect normal operations in the ordinary course of business consistent with past practice from July 31, 2012 to the Closing Date.

(ii) The Closing Trial Balance shall not reflect any indebtedness for borrowed money or any material liabilities which are not disclosed on Schedule 4.9(a), other than payables incurred in the ordinary course of business from October 18, 2012 through the Closing Date not exceeding $*** in the aggregate.

(i) Employment Agreement. The Company and Shareholder shall have entered into an Employment Agreement on substantially the terms and in the form set forth on Schedule B.

(j) Pathology Practice, Inc. The Shareholder shall cause Pathology Practice, Inc. to enter into a mutually satisfactory agreement with the Final Surviving Entity.

8.2 Conditions Precedent to the Obligations of the Shareholder. The obligations of the Company and the Shareholder to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions provided that the failure of any such condition is not the result of any action, or failure to act, by the Company or Shareholder which occurs subsequent to the date of this Agreement:

(a) Representations and Warranties True. The representations and warranties of Buyer and Merger Subs contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct to the extent of such materiality) as of the Closing Date with the same force and effect as though made on and as of such date and shall have been true as of the date hereof.

(b) Covenants Performed. The covenants of Buyer and Merger Subs contained in this Agreement to be performed or complied with on or before the Closing Date shall have been duly performed or complied with.

(c) No Material Adverse Effect on Buyer. There shall not have occurred any Material Adverse Effect on Buyer, the impact of which the parties have not been able to resolve to the satisfaction of both parties, acting in good faith and in a commercially reasonable manner.

(d) No Material Adverse Effect on the Company. There shall not have occurred any Material Adverse Effect on the Company.

(e) No Litigation. No litigation, arbitration or other proceeding shall be pending or threatened by or before any court, arbitration panel or governmental authority; no law or regulation shall have been enacted after the date of this Agreement; and no judicial or administrative decision shall have been rendered; in each case, which enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of the transactions contemplated by this Agreement.

(f) Buyer’s Certificate. Buyer shall have delivered to the Sellers a certificate executed by an authorized officer of Buyer dated the Closing Date certifying that the conditions specified in this Section above have been fulfilled.

(g) Escrow Agreement. Buyer shall have executed and delivered to the Shareholder the Escrow Agreement.

(h) Employment Agreement. The Company shall have entered into an Employment Agreement on substantially the terms and in the form set forth on Schedule B.

(i) Release from Guaranteed Obligations. Shareholder shall have been released from any personal guarantees of any Company obligations which are set forth on Schedule 8.2 hereto.

8.3 Termination.

(a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing Date only as follows:

(i) by mutual consent of the Shareholder and Buyer or if Closing is prohibited by change in law;

(ii) by Buyer and Merger Subs, if there has been a material breach by the Shareholder or the Company at any time before the Closing of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within thirty days or such other time as may be agreed by the parties in writing after written notice of such breach is given by Buyer to the party committing such breach other than any breaches which, individually or in the aggregate, do not have, and reasonably would not be expected to have, a Material Adverse Effect on the Company;

(iii) by Shareholder if there has been a material breach by Buyer or Merger Subs at any time before the Closing of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within thirty days after written notice of such breach is given by Shareholder to the party committing such breach;

(iv) by Buyer and Merger Subs, upon notice given to all parties if the Closing shall not have taken place on or before January 31, 2013;

(v) by Shareholder, upon notice given to all parties if the Closing shall not have taken place on or before December 31, 2012; or

(vi) by Buyer and Merger Subs on the one hand, or the Shareholder, upon notice given to all parties if any court (i) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action, as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable, in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in Article 8; provided, however, that the right to terminate this Agreement under this Section 8.3 shall not be available to any party whose failure to comply with Section 8.3 has been the cause of such action or inaction.

8.4 No Waiver. Notwithstanding anything in this Agreement to the contrary, in the event that Buyer consummates the transactions contemplated hereunder and effectuates the Closing, such actions shall in no way and at no time be considered a waiver or release of any breach of any representation, warranty or covenant of any Shareholder or any Company, including, without limitation, the right to indemnification pursuant to Article 6.

ARTICLE 9

CLOSING

9.1 Closing.

(a) The closing of the First Step Merger (the “Closing”) shall take place on the Closing Date at the offices of the Buyer at 4400 Biscayne Boulevard, Miami, Florida 33137 at 10:00 a.m. eastern time on the fourth business day following the satisfaction (or, to the extent permitted by applicable law, waiver by all parties) of the other conditions set forth in Article 8 hereof, or at such other place, time and date as may be agreed in writing between Buyer and the Company. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. On the Closing Date, the parties hereto shall cause the First Step Merger to be consummated by filing Certificate of Merger in substantially the form attached hereto as Exhibit 1, with the Department of State of the State of Oklahoma (the “Certificate of Merger”), in accordance with the applicable provisions of Oklahoma Law (the time of the acceptance of such filing by the Department of State of the State of Oklahoma or such other time as specified in the Certificate of Merger shall be referred to herein as the “Effective Time”). Immediately after the Effective Time, Buyer shall cause the Second Step Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit 2, with the Department of State of the State of Oklahoma and a Certificate of Merger in substantially the form attached hereto as Exhibit 3 with the Secretary of State of the State of Florida (the latter referred to herein as the “Second Step Certificate of Merger”), in accordance with the applicable provisions of Oklahoma Law and the LLC Act.

(b) At Closing, the Company shall deliver to Buyer (i) all of the certificates representing the Securities, (ii) the effective written resignations of each of the directors and officers of the Company, as may be requested by Buyer, and (iii) such other documents and instruments as Buyer may reasonably request.

(c) At Closing, Buyer (i) shall deliver the Merger Consideration in accordance with Section 2.2.

(d) At Closing, the Company shall deliver to Buyer all consents and approvals of governmental authorities and other Persons required to consummate the transactions contemplated by this Agreement (including without limitation the consent and approval of its Board of Directors and Shareholders, each of which shall have been obtained without the imposition of any adverse terms or condition which would adversely affect Buyer or its ability to operate the Company after the Closing.

ARTICLE 10

MISCELLANEOUS

10.1 Further Assurances. The parties agree to deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement.

10.2 Publicity. The parties agree to cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby. Nothing contained herein shall prevent any party from at any time furnishing any information to any governmental authority which it is by law or otherwise so obligated to disclose or from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party’s disclosure obligations under applicable Law or the rules of the SEC or any exchange on which a company’s securities are traded.

10.3 Assignment of Rights. The Company shall, without the payment of any additional consideration by Buyer or Merger Subs, take all such actions as may reasonably be required to transfer all of its right, title and interest in and to all assets, Intellectual Property, contracts, agreements or other rights which are utilized by or for the benefit of the Company in the conduct of its respective business so as to ensure that all such rights, title and interest inure to the benefit of the Buyer.

10.4 Notices. Any notice or other communication under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below their names on the signature pages of this Agreement (or at such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given when actually received or (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery, (b) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise. A copy of any notices delivered to Buyer shall also be sent to OPKO Health, Inc., 4400 Biscayne Boulevard, Miami, Florida 33137, Attn: Kate Inman, Deputy General Counsel, Fax (305) 575-4140. A copy of any notices delivered to the Company or Shareholder shall also be sent to Burch, Porter & Associates, 130 North Court Avenue, Memphis, Tennessee 38103, Attn: Jef Feibelman.

10.5 Entire Agreement. This Agreement, its schedules and exhibits, and the Transaction Documents contain every obligation and understanding between the parties relating to the subject matter hereof, merges all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein or therein.

10.6 Assignment. This Agreement may not be assigned by any party without the written consent of the other party; provided that Buyer may assign this Agreement to an Affiliate, whether such Affiliate currently exists or is formed in the future. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

10.7 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who, to the extent applicable, has been authorized by its Board of Directors to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

10.8 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

10.9 Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

10.10 Expenses. Each party agrees to pay, without right of reimbursement from the other party, the costs (hereafter referred to as “Costs”) incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith; provided, however, that any and all legal, accounting, and audit fees incurred by the Shareholder in connection with the Transaction shall be borne by the Company.

10.11 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.13 Litigation; Prevailing Party. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

10.14 Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

10.15 Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

10.16 Jurisdiction and Venue. This Agreement shall be subject to the exclusive jurisdiction of the state and federal courts of Miami-Dade County, Florida. The parties to this Agreement irrevocably, unconditionally, and expressly agree to submit to the jurisdiction of the courts of the State of Florida for the purpose of resolving any dispute among the parties relating to this Agreement or the transactions contemplated hereby. The parties waive, to the fullest extent permitted by law, any objection to jurisdiction they may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or any judgment entered by any court in respect hereof brought in the State of Florida, and further irrevocably waive any claim that any suit, action or proceeding brought in Miami-Dade County, Florida has been brought in an inconvenient forum.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

BUYER: OPKO Health, Inc.

By:	/s/ Steven D. Rubin
Name: Steven D. Rubin Title: Executive VP-Administration 4400 Biscayne Boulevard Miami, Florida 33137 USA Attn: Legal Department Facsimile: (305) 575-4140

MERGER SUB I: OPKO Laboratories Inc.

By:	/s/ Steven D. Rubin
Name: Steven D. Rubin Title: President 4400 Biscayne Boulevard Miami, Florida 33137 USA Attn: Legal Department Facsimile: (305) 575-4140

MERGER SUB II: OPKO Labs, LLC

By:	/s/ Steven D. Rubin
Name: Steven D. Rubin Title: President 4400 Biscayne Boulevard Miami, Florida 33137

USA Attn: Legal Department Facsimile: (305) 575-4140 SHAREHOLDER: JONATHAN OPPENHEIMER, M.D.

By:	/s/ Jonathan Oppenheimer
Address: PO Box 50207 Nashville, TN 37205 Facsimile:

COMPANY: Prost-Data, Inc.

By:	/s/ Jonathan Oppenheimer
Name: Jonathan Oppenheimer, M.D. Title: Address: PO Box 50207 Nashville, TN 37205 Attn: Facsimile:

The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally any of the omitted schedules upon request by the Securities and Exchange Commission. Following is a list briefly identifying the contents of all omitted schedules:

Schedule A - Escrow Agreement

Schedule B - Employment Agreement

The Company’s Disclosure Schedules

Schedule 7.10 - Contributed Assets

Schedule 8.2 - Released Guarantees

Exhibit 1 - Certificate of Merger

Exhibit 2 - Second Step Certificate of Merger (OK)

Exhibit 3 - Second Step Certificate of Merger (FL)